Exhibit 99.01

NEWS RELEASE – April 13, 2006

For more information:

Ken Golden

Director, News and Information

Deere & Company

309-765-5678

General Richard B. Myers, retired Chairman of the Joint Chiefs of Staff,

to join Deere & Company Board of Directors

MOLINE, Illinois (April 13, 2006) – Deere & Company announced today its board of directors has elected retired U.S. Air Force General Richard B. Myers to the board, effective April 15, 2006. Myers retired after serving as Chairman of the Joint Chiefs of Staff – the U.S. military’s highest ranking officer – from 2001 to 2005.

“John Deere is fortunate that Dick Myers will be joining our board of directors. His deep understanding of strategy and complex global issues, his broad experience in leading worldwide logistics and a highly diverse workforce, and his insight into the application of advanced technology make General Myers a valuable addition to the Deere & Company board,” said Robert W. Lane, chairman and chief executive officer.

As recently announced, Myers will hold the Colin Powell Chair of Character, Leadership and Ethics at National Defense University and will be the Foundation Professor of Military History and Leadership at Kansas State University. In March, Myers was elected to the board of directors at Northrop Grumman Corporation.

Myers previously served as vice chairman of the Joint Chiefs of Staff where he was chairman of the Joint Requirements Oversight Council, vice chairman of the Defense Acquisition Board, and a member of the National Security Council Deputies Committee and the Nuclear Weapons Council.

Myers was born in Kansas City, Missouri, and is a 1965 mechanical engineering graduate of Kansas State University. In addition to his studies at advanced military colleges, he holds a Masters Degree in Business Administration from Auburn University and attended the Program for Senior Executives in National and International Security at the John F. Kennedy School of Government, Harvard University.

Deere & Company’s board will now total 12 members, 11 of whom are independent. In addition to Myers, who will join the board’s compensation and pension plan oversight committees, the independent board members include Crandall C. Bowles, Chairman and Chief Executive Officer, Springs Industries; Vance D. Coffman, Retired Chairman, Lockheed Martin Corporation; T. Kevin Dunnigan, Retired Chairman, Thomas & Betts Corporation; Dipak C. Jain, Dean, Kellogg School of Management,

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Northwestern University; Arthur L. Kelly, Managing Partner, KEL Enterprises L.P.; Antonio Madero B., Chairman and Chief Executive Officer, SANLUIS Corporación S.A. de C.V.; Joachim Milberg, Chairman, Supervisory Board, Bayerische Motoren Werke (BMW) AG; Thomas H. Patrick, Chairman, New Vernon Capital, LLC; Aulana L. Peters, Retired Partner, Gibson, Dunn & Crutcher LLP; and John R. Walter, Chairman, Ashlin Management Company.

Deere & Company (NYSE:DE) is the world’s leading manufacturer of agricultural and forestry equipment, a major manufacturer of construction equipment, and a leading supplier of equipment used in lawn, grounds and turf care. John Deere also manufactures and markets engines used in heavy equipment and provides worldwide financial services. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

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